ASB Bancorp, Inc. Reports Financial Results For The First Quarter Of 2014

ASHEVILLE, N.C., May 1, 2014 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the three month period ended March 31, 2014. The Company reported net income of $404,000, or $0.09 per share, for the quarter ended March 31, 2014, compared to net income of $740,000, or $0.15 per share, for the same quarter of 2013. The first quarter of the previous year included a one-time pre-tax credit to pension expense of $499,000 resulting from the curtailment of benefits for future services, which significantly influenced quarterly year-over-year net income and noninterest expense comparisons.

Suzanne DeFerie, President and Chief Executive Officer, commented: "We feel the Company's operating results reflected the success of a number of initiatives, including a strong focus on growing commercial lending and related deposit gathering in the region. Core deposit growth reflects this effort, and commercial checking lowered the Bank's cost of funds and contributed to year-over-year improvements in net interest margin and net interest spread, and stability in both metrics from year-end 2013. We continued to make important progress reducing costs, and we are hopeful of improved net income in future periods through a reduction in overhead expenses and a further expected reduction in interest expense combined with growth in top line revenue as a result of improving loan demand."

"We accomplished loan growth despite particularly challenging weather conditions in the first quarter of 2014, which slowed residential real estate activity, and to a lesser degree, commercial lending. We have seen loan activity and closings pick up during the past month, and have a robust loan pipeline. We are optimistic about second quarter 2014. We are also pleased with the continuing improvement in asset quality over the past year, which we expect will have a growing positive impact on our financial results."

2014 First Quarter Highlights

  Net income for the first quarter of 2014 was $404,000, or $0.09 per share, compared to $740,000, or $0.15 per share, for the first quarter of 2013.
  Net interest income before loan loss provision was $4.9 million at March 31, 2014 compared to $4.6 million at March 31, 2013.
  The Company reduced interest expense by 20.6% in the first quarter of 2014 compared to the first quarter of 2013.
  Interest income on loans increased $322,000 in the first quarter of 2014 compared to the first quarter of 2013, primarily reflecting a $55.0 million increase in average loan balances when comparing the two quarters.
  Loans increased $6.2 million, or 1.4%, since December 31, 2013 and $59.9 million, or 15.1%, since March 31, 2013 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest expenses increased to $5.9 million from $5.3 million on a year-over-year basis primarily due to the 2013 pension curtailment credit previously discussed, but noninterest expenses were lower than $6.0 million in the fourth quarter of 2013 and $6.5 million in the third quarter of 2013.
  Nonperforming loans were $1.9 million at March 31, 2014, or 0.42% of total loans. The allowance for loan losses was 1.58% of total loans and 377.38% of nonperforming loans at March 31, 2014.
  Delinquent loans were $2.8 million, or 0.62% of total loans, at March 31, 2014 compared to $2.2 million, or 0.48% of total loans, at December 31, 2013.
  Core deposits, which exclude time deposits, increased $17.8 million, or 4.4%, since December 31, 2013 and $25.2 million, or 6.3%, since March 31, 2013. Noninterest-bearing deposits have increased $8.9 million since December 31, 2013.
  Book value per share increased to $20.53 during the first quarter of 2014 from $20.06 at December 31, 2013.
  Capital remained strong with consolidated regulatory capital ratios of 14.38% Tier 1 leverage capital, 24.29% Tier 1 risk-based capital and 25.54% total risk-based capital.
  On January 30, 2014, the Company's Board of Directors approved an additional 5% stock repurchase plan. During the first quarter of 2014, 75,446 shares of common stock were repurchased at an average cost of $17.70.

"We believe the combination of loan growth, diligent interest expense management, improved asset quality, and a commitment to utilizing a portion of our capital for common stock repurchases have all contributed to increased value for ASB Bancorp's shareholders," DeFerie explained. "We look forward to continuing on this path."

Income Statement Analysis

Net Interest Income. Net interest income increased by $225,000, or 4.9%, to $4.9 million for the three months ended March 31, 2014 as compared to $4.6 million for the three months ended March 31, 2013. Interest expense decreased $230,000, or 20.6%, to $887,000 for the three months ended March 31, 2014 from $1.1 million for the three months ended March 31, 2013, primarily due to a 17 basis point reduction in the average rate paid on interest-bearing deposits and a decrease of $13.6 million in the average balance of total interest-bearing deposits. The lower cost of interest-bearing deposits was primarily attributable to an average rate reduction of 25 basis points on certificates of deposit as well as a lower average balance of certificates of deposit, which were partially offset by increases in the average balances of NOW, money market and savings accounts as the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Total interest and dividend income was $5.7 million for each of the three-month periods ended March 31, 2014 and 2013. The average balance of total interest-earning assets decreased $12.4 million, which was partially offset by a 6 basis point increase in the average yields on interest-earning assets. Interest income on loans increased $322,000 primarily due to a $55.0 million increase in the average balance of loans, partially offset by a 28 basis point reduction in the yield earned on loans in 2014. Interest on securities decreased $349,000 in 2014 primarily as a result of an $80.8 million decrease in the average balance of mortgage-backed and similar securities, coupled with a 19 basis point reduction in yield earned on these securities.

"Our goal in reducing the Company's investment portfolio during the first quarter of 2014 was to mitigate some of the risk related to potentially rising interest rates, and to support lending activity, which we expect to increase in the second quarter," explained DeFerie. "As noted, the weather slowed lending activity, but with a pick up in commercial and residential borrowing, we are now putting that cash to work."

Noninterest Income. Noninterest income decreased $432,000 to $1.5 million for the three months ended March 31, 2014 from $1.9 million for the three months ended March 31, 2013. Factors that contributed to the decrease in noninterest income during the 2014 period were decreases of $368,000 in mortgage banking income, $114,000 in other income from an investment in a small business investment company and $45,000 in deposit fees, which were partially offset by $121,000 in higher securities gains. The decrease in mortgage banking income was attributable to lower volumes of mortgage loans sold. The decrease in deposit and other service charge income was primarily the result of lower deposit overdraft fees.

Noninterest Expenses. Noninterest expenses increased $540,000, or 10.2%, to $5.9 million for the three months ended March 31, 2014 from $5.3 million for the three months ended March 31, 2013. The higher 2014 noninterest expenses primarily reflected increases related to revisions to the Company's pension plan in the first quarter of 2013. Noninterest expenses in the first quarter of 2014 included a $113,000 increase in equity incentive plan expenses and a $71,000 increase in other noninterest expenses primarily attributable to increased loan related expenses partially offset by expense reductions in most other categories. Noninterest expenses in the first quarter of 2013 included a $499,000 one-time credit to pension expense resulting from the curtailment of benefits for future service.

Balance Sheet Review

Assets. Total assets increased $15.1 million, or 2.1%, to $748.1 million at March 31, 2014 from $733.0 million at December 31, 2013. Cash and cash equivalents increased $45.8 million, or 86.7%, to $98.6 million at March 31, 2014 from $52.8 million at December 31, 2013 in anticipation of loan growth. Investment securities decreased $33.5 million, or 17.7%, to $156.0 million at March 31, 2014 from $189.5 million at December 31, 2013, primarily due to the sale of investment securities to fund anticipated loan growth. Loans receivable, net of deferred fees, increased $6.2 million, or 1.4%, to $455.4 million at March 31, 2014 from $449.2 million at December 31, 2013 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities.Total deposits increased $13.0 million, or 2.3%, to $585.8 million at March 31, 2014 from $572.8 million at December 31, 2013. During the three months ended March 31, 2014, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $17.8 million, or 4.4%, to $423.6 million at March 31, 2014 from $405.7 million at December 31, 2013.

Commercial checking accounts increased $9.8 million to $80.2 million at March 31, 2014 from $70.4 million at December 31, 2013, reflecting expanded sources of lower cost funding. The addition of deposit relationships in conjunction with new commercial loans significantly contributed to this increase and reflects a commitment to establishing diversified relationships with business clients.

Over the same period, certificates of deposit decreased $4.9 million, or 2.9%, to $162.2 million at March 31, 2014 from $167.1 million at December 31, 2013. Accounts payable and other liabilities increased $1.2 million, or 14.2%, to $9.6 million at March 31, 2014 from $8.4 million at December 31, 2013.

Asset Quality

Provision for Loan Losses. The Bank recorded a recovery of or credit to its loan losses in the amount of $(68,000) for the three months ended March 31, 2014 compared to a provision expense of $112,000 for the three months ended March 31, 2013. The decrease in the provision was primarily supported by declines in the Bank's trailing three-year loss history and recent trends of sustained lower levels of delinquent and nonperforming loans used to estimate general loss reserves. Charge-offs were $94,000 for the first three months of 2014 compared to $105,000 for the first three months of 2013.

Nonperforming assets.Nonperforming assets totaled $15.5 million, or 2.07% of total assets, at March 31, 2014, compared to $15.4 million, or 2.10% of total assets, at December 31, 2013. Nonperforming assets included $1.9 million in nonperforming loans and $13.6 million in foreclosed real estate at March 31, 2014 compared to $1.2 million and $14.2 million, respectively, at December 31, 2013.

Nonperforming loans increased $708,000 to $1.9 million, or 0.42% of total loans, at March 31, 2014 from $1.2 million, or 0.27% of total loans, at December 31, 2013. At March 31, 2014, nonperforming loans included seven residential mortgage loans that totaled $618,000, two commercial mortgage loans that totaled $929,000, three revolving home equity loans that totaled $222,000, and three commercial and industrial loans that totaled $119,000. As of March 31, 2014, the nonperforming loans had specific reserves totaling $125,000.

Foreclosed real estate at March 31, 2014 included 11 properties with a total recorded amount of $13.6 million compared to 11 properties with a total recorded amount of $14.2 million at December 31, 2013. During the three months ended March 31, 2014, two new properties totaling $152,000 were added to foreclosed real estate, while two properties totaling $388,000 were sold. In addition, the Bank sold two of its 44 units in a mixed-use condominium complex for proceeds of $605,000. The Bank also recorded $263,000 in capital additions and $19,000 in loss provisions during the first quarter of 2014.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the three months ended March 31, 2014, the Bank recorded no additional write-downs on the property and two of the condominium units were sold. At March 31, 2014, the adjusted recorded amount of the foreclosed property was $7.8 million.

Outlook

DeFerie concluded: "We believe we have made considerable progress to position the Company for accelerating productivity and efficiency, a stronger and far more productive balance sheet, and disciplined investment and risk management. The Asheville, North Carolina area continues to record very low unemployment levels, economic growth and diversity, a growing population, and a strong sense of community loyalty. It presents an appealing environment for our Company to serve and grow market share."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as a 2013 North Carolina Best Employer from Business North Carolina magazine and the 2013 #1 Best Bank and #1 Best Bank Services for Small Business from Mountain Xpress newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Financial Condition Data

	March 31,	December 31,
(dollars in thousands)	2014	2013*	% change

Total assets	$ 748,089	$ 733,035	2.1%
Cash and cash equivalents	98,554	52,791	86.7%
Investment securities	156,036	189,570	-17.7%
Loans receivable, net of deferred fees	455,434	449,234	1.4%
Allowance for loan losses	(7,189)	(7,307)	1.6%
Deposits	585,752	572,786	2.3%
Core deposits**	423,567	405,722	4.4%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	9,559	8,374	14.2%
Total equity	101,947	101,088	0.8%
* Derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(dollars in thousands,	Three Months Ended
except per share data)	March 31,
	2014	2013	% change

Interest and
dividend income	$ 5,741	$ 5,746	-0.1%
Interest expense	887	1,117	-20.6%
Net interest income	4,854	4,629	4.9%
Provision for
(recovery of) loan losses	(68)	112	-160.7%
Net interest income
after provision for
(recovery of) loan losses	4,922	4,517	9.0%
Noninterest income	1,456	1,888	-22.9%
Noninterest expenses	5,860	5,320	10.2%
Income before
income tax
provision	518	1,085	-52.3%
Income tax
provision	114	345	-67.0%
Net income	$ 404	$ 740	-45.4%

Net income per
common share:
Basic	$ 0.09	$ 0.15	-40.0%
Diluted	$ 0.09	$ 0.15	-40.0%
Average shares outstanding:
Basic	4,461,521	4,920,939	-9.3%
Diluted	4,493,617	4,921,137	-8.7%
Ending shares outstanding	4,964,611	5,305,323	-6.4%

Selected Average Balances and Yields/Costs

	For the Three Months Ended March 31,
	2014		2013
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 454,621	4.39%	$ 399,645	4.67%
Investment securities, including tax-exempt (1)	171,755	2.02%	260,437	1.86%
Other interest-earning assets	68,121	0.49%	46,784	0.53%
Total interest-earning assets (1)	694,497	3.42%	706,866	3.36%
Interest-bearing deposits	499,043	0.33%	512,603	0.50%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	549,929	0.65%	563,232	0.80%

Interest rate spread (1)		2.77%		2.56%
Net interest margin (1)		2.90%		2.72%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

			Three Months Ended
Allowance for Loan Losses			March 31,
(dollars in thousands)			2014	2013

Allowance for loan losses, beginning of period			$ 7,307	$ 8,513
Provision for (recovery of) loan losses			(68)	112
Charge-offs			(94)	(105)
Recoveries			44	33
Net charge-offs			(50)	(72)

Allowance for loan losses, end of period			$ 7,189	$ 8,553

Allowance for loan losses as a percent of:
Total loans			1.58%	2.16%
Total nonperforming loans			377.38%	552.52%

Nonperforming Assets	March 31,	December 31,
(dollars in thousands)	2014	2013	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial construction and land development	$ -	$ 11	-100.0%
Commercial mortgage	929	373	149.1%
Commercial and industrial	119	139	-14.4%
Total commercial	1,048	523	100.4%
Non-commercial:
Residential mortgage	618	549	12.6%
Revolving mortgage	222	116	91.4%
Consumer	17	9	88.9%
Total non-commercial	857	674	27.2%
Total nonaccruing loans (1)	1,905	1,197	59.1%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	1,905	1,197	59.1%

Foreclosed real estate	13,611	14,233	-4.4%

Total nonperforming assets	15,516	15,430	0.6%

Performing troubled debt restructurings (2)	4,999	5,255	-4.9%
Performing troubled debt restructurings and
total nonperforming assets	$ 20,515	$ 20,685	-0.8%

Nonperforming loans as a percent of total loans	0.42%	0.27%
Nonperforming assets as a percent of total assets	2.07%	2.10%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.74%	2.82%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	March 31, 2014		December 31, 2013
(dollars in thousands)	Number	Amount	Number	Amount

By foreclosed loan type:
Commercial construction and land development	10	$ 13,470	9	$ 13,822
Residential mortgage	1	141	2	411
Total	11	$ 13,611	11	$ 14,233

Foreclosed Real Estate		Three Months Ended
(dollars in thousands)		March 31, 2014

Beginning balance		$ 14,233
Transfers from loans		152
Capitalized cost		263
Loss provisions		(19)
Loss on sale of foreclosed properties		(25)
Net proceeds from sales of foreclosed properties		(993)
Ending balance		$ 13,611

Selected Average Balances and Performance Ratios

			Three Months Ended
			March 31,
(dollars in thousands)			2014	2013

Selected Average Balances
Average total interest-earning assets			$ 694,497	$ 706,866
Average total assets			738,341	756,804
Average total interest-bearing deposits			499,043	512,603
Average total deposits			576,066	578,802
Average total interest-bearing liabilities			549,929	563,232
Average total stockholders' equity			102,636	110,529

Selected Performance Ratios
Return on average assets (1)			0.22%	0.40%
Return on average equity (1)			1.60%	2.72%
Interest rate spread (1) (2)			2.77%	2.56%
Net interest margin (1) (3)			2.90%	2.72%
Noninterest expense to average assets (1)			3.22%	2.85%
Efficiency ratio (4)			91.15%	80.30%
(1) Ratios are annualized.

(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(dollars in thousands,	March 31,	December 31,	September 30,	June 30,	March 31,
except per share data)	2014	2013	2013	2013	2013

Income Statement Data:
Interest and dividend income	$ 5,741	$ 5,776	$ 5,751	$ 5,679	$ 5,746
Interest expense	887	957	1,021	1,099	1,117
Net interest income	4,854	4,819	4,730	4,580	4,629
Provision for (recovery of) loan losses	(68)	54	(863)	16	112
Net interest income after provision for (recovery of) loan losses
	4,922	4,765	5,593	4,564	4,517
Noninterest income	1,456	1,756	1,868	2,522	1,888
Noninterest expenses	5,860	6,030	6,503	7,541	5,320
Income (loss) before income tax provision (benefit)
	518	491	958	(455)	1,085
Income tax provision (benefit)	114	131	398	(249)	345
Net income (loss)	$ 404	$ 360	$ 560	$ (206)	$ 740

Per Share Data:
Net income (loss) per share – Basic	$ 0.09	$ 0.08	$ 0.12	$ (0.04)	$ 0.15
Net income (loss) per share – Diluted	$ 0.09	$ 0.08	$ 0.12	$ (0.04)	$ 0.15
Book value per share	$ 20.53	$ 20.06	$ 19.69	$ 19.65	$ 20.25
Weighted average shares outstanding:
Basic	4,461,521	4,497,671	4,668,228	4,684,020	4,920,939
Diluted	4,493,617	4,542,024	4,700,725	4,684,020	4,921,137
Ending shares outstanding	4,964,611	5,040,057	5,223,823	5,284,323	5,305,323

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2014	2013*	2013	2013	2013

Ending Balance Sheet Data:
Total assets	$ 748,089	$ 733,035	$ 751,302	$ 752,634	$ 757,522
Cash and cash equivalents	98,554	52,791	77,890	38,289	50,321
Investment securities	156,036	189,570	195,973	248,501	261,880
Loans receivable, net of deferred fees	455,434	449,234	429,778	417,790	395,540
Allowance for loan losses	(7,189)	(7,307)	(7,589)	(8,523)	(8,553)
Deposits	585,752	572,786	583,859	588,156	589,626
Core deposits**	423,567	405,722	406,730	401,808	398,338
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	101,947	101,088	102,876	103,850	107,433

Regulatory Capital Ratios:
Tier 1 leverage capital	14.38%	14.35%	14.45%	14.24%	14.36%
Tier 1 risk-based capital	24.29%	24.14%	24.73%	25.25%	27.42%
Total risk-based capital	25.54%	25.39%	25.99%	26.51%	28.69%

Asset Quality:
Nonperforming loans	$ 1,905	$ 1,197	$ 1,670	$ 1,544	$ 1,548
Nonperforming assets	15,516	15,430	17,041	18,204	19,676
Nonperforming loans to total loans	0.42%	0.27%	0.39%	0.37%	0.39%
Nonperforming assets to total assets	2.07%	2.10%	2.27%	2.42%	2.60%
Allowance for loan losses	$ 7,189	$ 7,307	$ 7,589	$ 8,523	$ 8,553
Allowance for loan losses to total loans	1.58%	1.63%	1.77%	2.04%	2.16%
Allowance for loan losses to
nonperforming loans	377.38%	610.44%	454.43%	552.01%	552.52%
* Ending balance sheet data as of December 31, 2013 was derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

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